EXHIBIT 99.2

Sport Chalet, Inc.
Moderator: Leigh Parrish
August 2, 2006
5:00 p.m. EST

Operator

Good afternoon, ladies and gentlemen. Welcome to the Sport Chalet's first quarter fiscal 2007 earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, August 2, 2006, and may not be reproduced in whole or in part without permission from the Company. I would now like to introduce Leigh Parrish of Financial Dynamics. Please go ahead.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of Sport Chalet's press release, please call 212-850-5600, and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company's specific market areas; inflation; the challenge of implementing the Company's expansion plans and maintaining its competitive position; changes in cost of goods and services; the weather; and economic conditions in general and in specific market areas.

These and other risks are more fully described in the Company's filings with the SEC. I would now like to turn the call over to Craig Levra, Chairman, CEO and President of Sport Chalet. Craig.

Craig Levra - Sport Chalet - Chairman, CEO and President

Thanks, Leigh. Good afternoon, everyone, and thank you for joining us today. On the call with me is Howard Kaminsky, our Chief Financial Officer. I'll start with an overview of our first quarter performance and highlights. Following my remarks, Howard will review our financial results for the first quarter. After our formal comments, we will both be available for any questions you might have.

We're pleased with our start to fiscal 2007 and are proud of the results we generated in the first quarter. We were able to grow our revenues 17% and increase our net income more than 36% over last year. In addition to making marked improvements across our operations during the quarter, we also remained focused on the future and successfully executed our key strategic initiatives, including enhancing our store base, as well as continuing to meet our customers needs.

As we mentioned in the release, we experienced unusual weather patterns during the quarter. Fortunately we were able to capitalize on the changes in consumer buying patterns as the weather changed quite dramatically in our markets from winter to summer, with our winter products selling strongly in the beginning of the quarter, and our summer products helping to drive our sales at the end of the quarter.

Looking at our progress on key strategic initiatives for the quarter, we continued to rollout our new CRM program, the Sport Chalet Action Pass. During the quarter, we introduced this program to our customers in Arizona where the response so far has been very strong. Having just begun this program seven months ago, we're pleased with the amount of meaningful data we've already generated. And we have already started to develop some clear patterns in how our customers are shopping. As I've said in the past, the valuable information this program provides will not only allow us to better understand individual customer behavior, but will also teach us more about our stores and business model.

In developing a rollout plan for Action Pass, we decided to first introduce it in some of our newer markets allowing us to learn more about our newer customers earlier in the process. To that end, having completed the Arizona rollout, we will be implementing this program in our northern California stores this quarter and will update you on our progress on our next call.

We also made great advancements in the implementation of our new point-of-sale system during the quarter. We currently have two-thirds of our store base on the new system and the implementation process has gone very well so far. We anticipate having all of our stores converted to the new point-of-sale system by the end of August. As the point-of-sale system is only one part of our overall systems initiative, we're hard at work selecting a new financial and merchandizing system, which will form the core foundation for the entire Company. We are close to making a decision in that process and have been pleased with our focus on this very important IT initiative.

While our long-term store expansion strategy continues to be focused on entering new markets. This year our new store strategy will emphasize adding density to our existing core market in California. In line with this plan, we opened our forty-first store during the quarter in Thousand Oaks, California. Results to date have been positive. Looking ahead, we continue to be on track to open our next four California stores starting with the Vacaville store this month followed by stores in San Marcos, Norco, and San Jose in the third quarter. Our Torrance and Mission Valley remodels continue on schedule. We remain on plan to meet our store opening and remodel objectives for the year and continue to anticipate having 64% of our store base be either new or newly remodeled at the end of this fiscal year.

Despite our Company's smaller size in comparison to many of our peer sporting good retailers, we have been successful in putting in place the necessary technology and infrastructure that not only allows us to achieve our short-term objectives, but also positions the Company for long-term growth. We believe our first quarter results support this. As we mentioned on last quarter's call, we remain committed to developing and implementing strong marketing initiatives. We are building on our past success in this area and believe it will help us greatly in the future as we further expand our geographic presence. We are working on our direct mail program, developing exciting in-store events with well-known athletes, and we are capitalizing on specific vendor initiatives for the benefit of our customers. Our team sales division continues to improve. We are working hard to ship football merchandize to schools and leagues throughout our markets.

During the quarter, we maintained our focus on the future and executed on our long-term strategic plan while at the same time we enjoyed good results. We continue to make progress on our store-growth initiatives while keeping our balance sheet debt free for yet another quarter. Looking at the remainder of the year, we remain excited about our potential. We will continue to open more stores in great markets and accomplish larger infrastructure and strategic initiatives, which will better prepare us for future growth. Our ultimate goal continues to be maximizing Sport Chalet's brand equity through our unique Company culture and strong focus on customer service.

And now I'll turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO, EVP

Thanks, Craig. Good afternoon, everyone. As Craig noted, we're pleased with our performance for the first quarter. Beginning with this quarter, we changed our fiscal period so each quarter ends on Sunday, which aligns our internal management reporting with our public reporting. Until the anniversary of this change, which will be next year, we will report sales on a same-day basis where necessary. This first quarter has the most significant impact of this change as we pick up two extra days, which happened to be the Fourth of July weekend.

Total sales for the first quarter were $84.4 million compared to total sales of $72.1 million in the first quarter of fiscal 2006 for a 17% gain. We opened five new stores since the first quarter last year, which contributed $6.9 million in sales. Two additional days added $2.6 million in sales. Same-store sales for the first quarter of fiscal 2007 increased 3.3% on a same-day basis as compared to the first quarter last year. The increase was attributable to inconsistent weather conditions where we had late winter weather in the beginning of the quarter followed by unusually hot weather at the end of the quarter.

Gross margin in the first quarter decreased 20 basis points to 29.3% compared to 29.5% in the first quarter of fiscal 2006, primarily reflecting a higher level of markdowns as we cleaned up selected categories where we thought the merchandize mix wasn't optimal.

For the quarter, SG&A as a percent of sales improved to 28.2% compared to 28.6% in the fiscal quarter of 2006. The reduction was primarily a result of savings in workers’ compensation insurance, which as we mentioned in the release was a direct result of our safety program, and also increased litigation reserves from last year that were not repeated this year. I'd like to point out that efficiencies being gained in our mature stores are offset by new stores, which take time to reach their operating efficiencies.

Our net income for the first quarter increased 36.2% to $530,000, or $0.04 per diluted share, compared to $389,000, or $0.03 per diluted share, in the first quarter last year.

With regard to our balance sheet, we have continued to efficiently manage our cash position and again ended the first quarter with zero debt. We are pleased to have continued to execute on our store growth plans during the quarter using internally generated cash flow. As we mentioned on last quarter's call, we expect to incur expenses related to Sarbanes-Oxley 404 compliance this year. As a non-accelerated filer we've been given a longer timeframe to implement these changes. Also, we remain on track to implement our back-office computer systems in early fiscal 2008 and still expect to incur some upfront costs associated with this investment this year. We estimate that the expenses for Sarbanes-Oxley and systems will total approximately $500,000 for this fiscal year.

As I mentioned at the start of my remarks, we have shifted our calendar so that each quarter will end on a Sunday going forward. The first quarter was impacted the most from this change as we picked up two extra days, which happened to be the July Fourth weekend. For the remainder of the year, to give you an idea of how our calendar has shifted, our second quarter will end on October 1, with 91 days, which is down from 92 days in the second quarter of last year. The third quarter will end on December 31, also with 91 days compared to 92 days in that quarter last year. Our fourth quarter of fiscal 2007 will end on April 1, with 91 days, which is one more day than the 90 days we had in the fourth quarter of last year.

That concludes our formal remarks for today. We'll now open up the call in the event any of you have any questions. Operator.

 QUESTION AND ANSWER

Operator

Paul Swinand with Stephens Incorporated.

Paul Swinand - Stephens Inc - Analyst

Hello, everyone. Congratulations. Rick is traveling today, so he'll catch up with everyone later. Just to be clear on the date pickup, you said it was $2.6 million extra, but the same stores, of course, reported on a same-day basis. So if I am calculating new store productivity, I've got to back out that $2.6? Is that correct?

Howard Kaminsky - Sport Chalet - CFO, EVP

No. The number we reported is on a same-day basis.

Paul Swinand - Stephens Inc - Analyst

Were the new stores slightly more productive than last quarter? Is that fair? I have to run through the math again.

Howard Kaminsky - Sport Chalet - CFO, EVP

In dollars the new stores added $2.4 million, is the number you are looking for.

Paul Swinand - Stephens Inc - Analyst

Yes. I was just wondering on a per-store versus your expectations, are they a little ahead or a little behind?

Howard Kaminsky - Sport Chalet - CFO, EVP

I think our new stores are where we have expected them to be.

Paul Swinand - Stephens Inc - Analyst

Then your store opening plans are basically unchanged for the year and for next year. Is there any insight into the real estate plans as you look for new markets?

Howard Kaminsky - Sport Chalet - CFO, EVP

We are excited over opening five new stores this fiscal year. We have not announced our fiscal 2007 plans yet, as you know. Leases are still being finalized, deals being struck. As we've been very consistent in reporting all along, we're positioning for future growth.

Paul Swinand - Stephens Inc - Analyst

Some retailers we're talking to are saying that some of the costs of new stores are going up for various reasons - building, materials. Are you experiencing some of the same cost increases? Or is it steady?

Craig Levra - Sport Chalet - Chairman, CEO and President

We experienced some of that last year. We factored it into our budget for this year in terms of how we look at new stores. With the quality of merchandize we offer, the stores have to be pristine when we open. We want to present exactly the right appearance to our customer. We do a great job in engineering efficiencies into our new stores where possible. At the same time, the quality has to be there. To answer your question, we've got it under control.

Paul Swinand - Stephens Inc - Analyst

Real quick, I'll ask one last question and then let some other people have a chance. Obviously the freight environment is a little bit more expensive, but at the same time, everybody has been dealing with that for a year or more now. Are you seeing any cost increases in freight? How are you dealing with it?

Howard Kaminsky - Sport Chalet - CFO, EVP

Freight has been going up, but for us we do consolidate and ship to one DC. It hasn't been a significant increase over last year at this point in time.

Craig Levra - Sport Chalet - Chairman, CEO and President

Just to add on, we did make one change earlier this year. Because of some improvements in technology, we now have the ability to ship multiple stores on a single trailer. We didn't have that capacity in the past in terms of truly controlling inventory. So we have taken steps to aggressively mitigate the rise in fuel prices.

Paul Swinand - Stephens Inc - Analyst

That sounds good. Thank you again.

Operator

Joan Storms with Wedbush Morgan.

Joan Storms - Wedbush Morgan Securities - Analyst

Can we talk a little bit about merchandize categories that did well given your weather circumstances? I am assuming the winter stuff. How did summer stuff - things like baseball and apparel or----

Craig Levra - Sport Chalet - Chairman, CEO and President

As we talked about, April in most of our markets - at least in the state of California. - was very cold, very cool. The mountain resorts both in Tahoe and Mammoth stayed open. We were able to take advantage of that and move through quite a bit of inventory. We did a really good job. May flattened out just a touch. Then when we got to June, summer kicked in. The categories that you would expect - swimwear, sandals, lighter-weight apparel, certainly water sports - kicked in and did very well for us.

Joan Storms - Wedbush Morgan Securities - Analyst

Howard, the financial metrics - CapEx. Can you confirm the total for this year's expenses?

Howard Kaminsky - Sport Chalet - CFO, EVP

Our CapEx for the year is expected to be $19 million. We are still on track for that.

Joan Storms - Wedbush Morgan Securities - Analyst

Depreciation - I have it pegged at around $12 million.

Howard Kaminsky - Sport Chalet - CFO, EVP

That's not a number I have in front of me. I can talk to you later about that. I'd have to look it up.

Joan Storms - Wedbush Morgan Securities - Analyst

Are we still on track for the quarterly store openings to do one in the second quarter and three in the third?

Craig Levra - Sport Chalet - Chairman, CEO and President

Yes, that's right.

Joan Storms - Wedbush Morgan Securities - Analyst

For a total of five? Okay. Could you talk about the merchandizing systems that you are looking at right now and when you are going to make a decision. What kind of an improvement and what benefits is that going to give you over the merchandizing system that you have right now?

Howard Kaminsky - Sport Chalet - CFO, EVP

Quite a bit in the sense that our core system today - we've owned the source code for many years and have customized it to do a lot of nice things. Newer systems today have a lot of work flow features, which reduce the need for paperwork and make supervisory roles easier, more efficient by routing - being part of the routing process itself so that essentially you come in, in the morning and have a to-do list on your computer. You can go through and approve purchase orders or do other things as are needed. We expect it to really streamline how we do things here. That is helpful for growth.

The other big area for us is in the area of Sarbanes-Oxley, the ability to lock down parts of the system and limit access and track changes with audit trails are all vital to us in the SOX world.

Joan Storms - Wedbush Morgan Securities - Analyst

Good. I think I got the number. You are going to spend $500,000 this year on SOX.

Howard Kaminsky - Sport Chalet - CFO, EVP

SOX and system consulting that will not be capitalized.

Joan Storms - Wedbush Morgan Securities - Analyst

And then you have to be on track for '08, right?

Craig Levra - Sport Chalet - Chairman, CEO and President

Yes.

Joan Storms - Wedbush Morgan Securities - Analyst

Okay, great. Thank you very much.

Operator

James Ragan with Crowell, Weedon.

James Ragan - Crowell, Weedon Securities - Analyst

Yes, hello. I wonder if you can talk about the POS system rollout. Craig, you had said about two-thirds of those stores are done. Do you have any feedback on what exactly you are gaining from that now - some of the experience, now that two-thirds of the stores are done?

Craig Levra - Sport Chalet - Chairman, CEO and President

We are extremely excited. The system included touch-screen devices, which, first-and-foremost, has really speeded up training of new cashiers, whether it's brand-new stores or as we hire up seasonally or cashiers move up and become sales people on the floor and we bring new cashiers - new people to replace them. The training aspect has improved dramatically. We think it has created much faster check-out times. We believe, although I can't prove it to you today, it's also going to help improve our shrink just a little bit because it will be more accurate in terms of our check-out process. So far, so good.

It's also the systems, the registers are set up in a way that we're able to take advantage of our Action Pass program in a very streamlined and efficient fashion. The timing of all this was just perfect. Having the new point-of-sale, having the new Action Pass program, enhanced rental visibility to our rental operations - all of it's very, very good and we're very excited.

James Ragan - Crowell, Weedon Securities - Analyst

Have you changed the location - the physical location - of the check-out counters?

Craig Levra - Sport Chalet - Chairman, CEO and President

It's a great question. You've probably seen in some of our remodels and certainly our new stores, we've looked at - in our older format stores, you might walk in and have to do a ninety-degree to the left or the right to get around our cash wraps. That was back in the day when we really didn't understand the front of the store and how to make a great presentation that was appealing to our customers and show off our great merchandize assortment. To that end, for the past couple of years, we've looked at moving our registers to the left or right side of the front door, so you walk in and see the merchandize. We think it has speeded up efficiency a great deal. We do a queuing-up system now, which we had not done in the past. Our customers seem to be very pleased because we take the next person in line and it goes very fast. If someone is involved in a more detailed transaction, they are not holding the person behind them in line. You go to the next available register and go. It seems to be working very well.

James Ragan - Crowell, Weedon Securities - Analyst

Looking at the inventory, it looks like the inventory per store went down 7% or so year-over-year from the first quarter of last year. Is that something that you are consciously doing? Maybe you could talk a little bit about that inventory strategy this year.

Craig Levra - Sport Chalet - Chairman, CEO and President

With all the investments in systems and technology and certainly people, we're looking to be more productive on the inventory that we have in our stores and how we make our buys, and where it's positioned. We were able to work really hard. Our team has done a great job in moving through a lot of winter product at the conclusion of the year, even into April. We are going to start really cleaning our winter product than we have in many, many years this year. And that is coming off a very difficult winter. So kudos to everyone for the hard work that they did. We enjoy being in a position where we have flexibility. Our inventory is under control. We can make key buys when we need to. We're doing a good job, I think, overall managing the positioning of where we are today with our inventory. And to Howard's point earlier, with the continuing upgrade of systems, our ability to look into the future and project out where we are going to be six, nine, twelve months from now is very helpful to us in thinking about our buys, how we place product, the inventory levels we want to keep, buy-item by store, how we flow product to the stores. All that has been improved.

James Ragan - Crowell, Weedon Securities - Analyst

Finally, just looking at the CapEx for the year and the expansion plans, I am assuming that the two remodels are underway now. The second quarter store is certainly well underway. Are all the third quarter stores under construction as we speak?

Craig Levra - Sport Chalet - Chairman, CEO and President

Yes.

James Ragan - Crowell, Weedon Securities - Analyst

Okay, great. Thank you.

Operator

There are no more questions at this time. Mr. Levra, please continue with any closing remarks.

Craig Levra - Sport Chalet - Chairman, CEO and President

Thank you very much. We really appreciate all of you for joining us today. If you have any follow-up questions you'd like to ask, please feel free to contact Howard or me. Thanks very much. Have a great afternoon.

Operator

Thank you. This concludes today's conference call. Thank you all for your participation. You may now disconnect.